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                                                                    EXHIBIT 23


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Texas Eastern Transmission Corporation:

        We consent to incorporation by reference in the registration statement (No. 33-67690) on Form S-3 of Texas Eastern Transmission Corporation of our report dated January 16, 1997, relating to the consolidated balance sheets of Texas Eastern Transmission Corporation and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, common stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Texas Eastern Transmission Corporation.



                                        KPMG PEAT MARWICK LLP

Houston, Texas
March 26, 1997